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                                                                    Exhibit 23.3




                        Independent Accountants' Consent
                        --------------------------------




The Board of Directors
AutoLend Group, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 16, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, that raises substantial doubt about its ability to continue as a going conern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP


Albuquerque, New Mexico
October 18, 1999